Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 and in Registration Statement No. 333-151518 on Form F-3 of our reports dated April 29, 2011, relating to the consolidated financial statements and financial statement schedule of China Sunergy Co., Ltd. (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the adoption of new accounting standards relating to share-lending arrangement, effective January 1, 2010), and the effectiveness of China Sunergy Co., Ltd. 's internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Sunergy Co., Ltd., for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

April 29, 2011